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                   UNITED STATES              |        OMB APPROVAL            |
        SECURITIES AND EXCHANGE COMMISSION    |--------------------------------|
               Washington, D.C. 20549         | OMB Number: 3235-0167          |
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                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number:    0-23891-02*
                                                                  -----------

                      Fleet Credit Card Master Trust
       (filed by Fleet Bank (RI), National Association on its behalf)
       --------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                         111 Westminster Street
                     Providence, Rhode Island 02903
                          (401) 278-5451
       --------------------------------------------------------------
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  Fleet Credit Card Master Trust, Series 1993-4
       --------------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                   None
       --------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      x             Rule 12h-3(b)(1)(i)      x
                       -----                                  -----
Rule 12g-4(a)(1)(ii)                   Rule 12h-3(b)(1)(ii)
                       -----                                  -----
Rule 12g-4(a)(2)(i)                    Rule 12h-3(b)(2)(i)
                       -----                                  -----
Rule 12g-4(a)(2)(ii)                   Rule 12h-3(b)(2)(ii)
                       -----                                  -----
                                       Rule 15d-6
                                                              -----

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    April 29, 1999                         By: /s/JEFFREY A. LIPSON
      ----------------------                       --------------------------
                                                    Jeffrey A. Lipson
                                                    Vice President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

*The Fleet Credit Card Master Trust has made all final payments to Certificateholders for all outstanding Series and pursuant to the Pooling and Servicing Agreement the Fleet Credit Card Master Trust has terminated.